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                                                                  EXHIBIT (b)(1)

                                                                    CONFIDENTIAL
September 30, 2002

BCO ACQUISITION, INC.
c/o Kelso & Company
320 Park Avenue
New York, New York 10022

Attention:  Thomas R. Wall, IV
            David Wahrhaftig
            Stanley de J. Osborne

Ladies and Gentlemen:

BCO Acquisition, Inc. ("MergerCo") has advised Deutsche Bank Trust Company Americas ("DBTCo") that it intends (a) to acquire (the "Acquisition") a previously identified target corporation ("Jupiter") by effecting the merger (the "Merger") of MergerCo with and into Jupiter, and (b) concurrently with the Acquisition, to effect the repurchase of a majority of Jupiter's outstanding subordinated notes (the "Existing Note Repurchase").

MergerCo has further advised DBTCo that the aggregate cash proceeds paid in connection with the Acquisition and the Existing Note Repurchase will be approximately $331,000,000, and that the total financing requirements for the Acquisition and Existing Note Repurchase (including, without limitation, related transaction fees and expenses and the ongoing working capital requirements of Jupiter and its wholly-owned subsidiaries after the Acquisition) will be provided through: (i) a common equity investment of not less than $101,000,000 (including a rollover investment of existing common equity) in BCO Holding Company, of which MergerCo is a wholly-owned subsidiary (the cash proceeds of which will be contributed to MergerCo), provided, that, the cash portion of this $101,000,000 may be reduced (by an amount up to $10,000,000) by the amount of any reduction in (x) actual transaction expenses as opposed to projected transaction expenses and/or (y) actual total bank debt to be repaid at closing as opposed to the projected amount of such bank debt (the "Equity Investment"),
(ii) $190,000,000, of newly issued unsecured senior or subordinated notes or other obligations or other junior securities or obligations (the "Notes"), and
(iii) Jupiter's existing $90,000,000 senior secured revolving credit facility (the "Existing Revolving Credit Facility"), amended and restated to accommodate the Acquisition, Existing Note Repurchase, Equity Investment and issuance of the Notes (collectively, the "Related Transactions"), or, if requested by MergerCo, a new $90,000,000 senior secured revolving credit facility (the "New Revolving Credit Facility" and, together with the Existing Revolving Credit Facility, hereinafter referred to as the "Revolving Credit Facility") (with a total commitment under the Revolving Credit Facility of not less than $90,000,000, and no more than $40,000,000 to be funded thereunder at closing, after giving effect to the Related Transactions).

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DBTCo is pleased to commit, subject to the terms and conditions described herein, to provide the Revolving Credit Facility by causing the amendment and restatement of the Existing Revolving Credit Facility to accommodate the Related Transactions, or, in the alternative, at your election, by extending the New Revolving Credit Facility to Jupiter, in each case after giving effect to the Related Transactions. Proceeds of the Revolving Credit Facility shall be used:
(a) if the New Revolving Credit Facility is extended, to repay the outstanding debt of Jupiter under the Existing Revolving Credit Facility; (b) to pay a portion of the purchase price for the Acquisition and Existing Note Repurchase, and (c) to provide financing for the ongoing working capital and general corporate purposes of Jupiter and its wholly-owned subsidiaries.

DBTCo's commitment hereunder to provide the Revolving Credit Facility is delivered substantially on the basis set forth herein and in the Summary Term Sheet attached hereto as Exhibit A (the "Term Sheet"). DBTCo's commitment hereunder shall terminate automatically upon the earlier to occur of (a) the close of business on February 28, 2003, unless on or prior thereto, the Credit Agreement and all other Credit Documents (in each case as defined below) have been executed and delivered to all parties, or (b) receipt by DBTCo of a written notice from MergerCo requesting such termination (which notice shall be irrevocable).

Our commitment is specifically subject to the negotiation of a definitive amended and restated credit agreement or credit agreement, as the case may be (the "Credit Agreement") and other definitive legal documentation with respect to the Revolving Credit Facility (collectively, including the Credit Agreement, herein referred to as the "Credit Documents") reflecting the applicable terms and conditions set forth herein and otherwise in form and substance reasonably satisfactory to DBTCo and its counsel.

In consideration of DBTCo's commitment with respect to the Revolving Credit Facility, MergerCo agrees as follows:

         (a) (i) if our commitment hereunder is terminated by MergerCo, or otherwise terminates pursuant to the terms hereof, in each case for any reason, to reimburse DBTCo promptly upon demand following the date of such termination for all reasonable costs and expenses incurred by DBTCo, any of its affiliates or any of their respective successors and assigns, including, without limitation, Deutsche Bank AG and Deutsche Bank Securities Inc. (collectively, its "Affiliates"), in connection with any collateral audits and asset appraisals obtained by DBTCo in connection herewith, provided, that, notwithstanding the foregoing, to the extent (and only to the extent) that MergerCo has received a "bust-up" fee and/or expense reimbursement from Jupiter, MergerCo shall reimburse DBTCo promptly upon demand following the date of such termination for all reasonable costs, fees and expenses described in clause (a)(ii) herein below); and

             (ii) in the event the Closing Date occurs, to reimburse DBTCo promptly upon the Closing Date, for all reasonable costs and expenses incurred by DBTCo or any of its Affiliates in connection with the negotiation, preparation, review, execution, delivery, collection and enforcement of this commitment letter, the Credit Documents and any other documentation contemplated hereby or thereby, which shall include, without

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         limitation, (x) the reasonable fees and expenses of attorneys and paralegals, (y) out-of-pocket expenses of personnel of DBTCo and its Affiliates, including the costs and expenses described in the foregoing clause (a)(i), and (z) all reasonable fees from outside sources, taxes (other than income taxes), assessments and duties;

(the costs and expenses referred to in the foregoing paragraphs (i) and (ii) being herein referred to as the "Expenses");

         (b) whether or not the Credit Documents are executed or the transactions contemplated herein and therein are consummated, to defend, indemnify and hold harmless DBTCo and its Affiliates, directors, officers, employees, persons controlling or controlled by or under common control with any of them and any attorneys and agents of any of the foregoing (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, costs and expenses (including, without limitation, reasonable out-of-pocket attorneys' and other legal fees, costs and expenses) ("Losses") to which any of the Indemnified Persons becomes subject, whether direct or indirect, that result or arise from or relate to any claim, litigation, or any other proceeding, whether threatened or initiated, arising from or in connection with or related to this commitment letter, the Revolving Credit Facility, any of the Credit Documents, the Related Transactions or any other matter contemplated hereby or thereby (including, without limitation, all reasonable costs involved in connection with any subpoena or other governmentally-sanctioned request for the production of documents or witnesses in any case or proceeding, whether involving an Indemnified Person as a party or otherwise); provided, however, that no Indemnified Person shall be indemnified for any losses, claims, damages, costs or expenses of any kind which a court in a final judgment no longer subject to appeal shall determine have arisen from the willful misconduct or gross negligence of any Indemnified Person;

         (c) to cooperate (and to use reasonable efforts to cause Jupiter to cooperate) in all reasonable respects with the Agent in its completion of the syndication of the Revolving Credit Facility, promptly providing such information and other assistance as shall be reasonably requested from time to time by the Agent in connection therewith; and

         (d) whether or not the Credit Documents are executed or the transactions contemplated herein and therein are consummated, that, prior to termination of DBTCo's commitment hereunder, MergerCo shall furnish DBTCo with such information about MergerCo and, to the extent available to MergerCo, Jupiter, as DBTCo reasonably requests from time to time, and that all of such and any other information, materials or analysis furnished to DBTCo, or developed by DBTCo, prior to or after the date hereof in connection with the Revolving Credit Facility and the Related Transactions, including information bearing on the creditworthiness of Jupiter and its affiliates (collectively, "Information"), may be shared by DBTCo with its Affiliates in connection with the Revolving Credit Facility, provided that none of such Information shall be used or disclosed by DBTCo or any of its Affiliates in any manner which would violate any confidentiality agreement referred to herein below in this paragraph or applicable law, including, without limitation, applicable securities laws. It is understood and agreed that this paragraph shall serve as a nondisclosure agreement within the meaning of Regulation FD, as adopted by the United States Securities and Exchange Commission. You also

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confirm that, subject to the foregoing, and to the compliance by DBTCo and its
Affiliates with any confidentiality agreement entered into between MergerCo, on the one hand, and DBTCo or any of its Affiliates, on the other hand, and any confidentiality agreement between Jupiter, on the one hand, and Kelso & Company, on the other hand, in connection with the transactions contemplated hereby, you have no objection to discussions between DBTCo's personnel and the Affiliates' personnel concerning you, Jupiter, the Information, the Revolving Credit Facility, the Related Transactions or any other potential transaction between you and any of the Affiliates or Jupiter and any of the Affiliates, as the case may be.

Subject to the fourth to last paragraph of this Commitment Letter, the obligations of MergerCo contained in the foregoing subparagraphs (a) and (b), respectively, shall remain in full force and effect whether or not definitive Credit Documents are executed and delivered and notwithstanding the termination of this commitment letter. The foregoing agreement shall be in addition to any rights that DBTCo or any other Indemnified Person may have at common law or otherwise, including, but not limited to, any right to contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or is insufficient to hold such Indemnified Person harmless as to the extent contemplated in the preceding paragraphs, then MergerCo shall contribute to the amount paid or payable to the Indemnified Person as a result of such Losses as is appropriate to reflect the relative benefits received by MergerCo on the one hand and the applicable Indemnified Person on the other, as well as any other relevant equitable considerations Notwithstanding the foregoing, MergerCo shall not be liable under any circumstance to contribute any amounts to any Indemnified Person under this commitment letter or otherwise, except to the extent and under such circumstances as MergerCo would have been obligated to indemnify such Indemnified Person pursuant to paragraph (b) above if such indemnification provisions were enforceable under applicable law.

MergerCo hereby represents and warrants to DBTCo that, to its knowledge, (i) the Information (other than the Financial Statements and Projections (as each such term is defined herein below)) which has been or is hereafter furnished by or on behalf of MergerCo to DBTCo in connection with the transactions contemplated hereby, taken as a whole, will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact known to you necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made; (ii) all financial statements of any person or entity (the "Financial Statements") that have been or will be made available to DBTCo by MergerCo fairly present the consolidated financial position, the consolidated results of operations, the changes in stockholder equity, the cash flow and the other information included therein, as the case may be, for such person or entity for the periods or as of the dates therein set forth, in each case in accordance with the generally acceptable accounting principles ("GAAP") consistently applied during the periods involved, except as otherwise noted therein and except that the unaudited financial statements are subject to normal year end adjustments and lack footnotes and other presentation items required for full disclosure under GAAP; and (iii) all financial projections concerning Jupiter that have been or are hereafter made available to DBTCo by MergerCo in connection with the transactions contemplated hereby (the "Projections") have been, or in the case of Projections made available after the date hereof, will be prepared in good faith based upon assumptions believed by you at the time of preparation to be reasonable; it being understood that the Projections are subject to significant uncertainties and contingencies (many

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of which are beyond MergerCo's control) and that no assurances can be given that such Projections will be realized. In addition, MergerCo agrees that, for so long as DBTCo shall have a commitment hereunder to provide the Revolving Credit Facility, MergerCo will advise DBTCo promptly of all developments materially affecting MergerCo or Jupiter of which MergerCo becomes aware.

MergerCo further agrees that neither DBTCo, the Affiliates nor any of their respective directors, officers, employees, agents, attorneys or affiliates shall be liable in respect of the transactions contemplated by this commitment letter or the Credit Documents on any theory of liability for indirect or consequential damages.

This commitment letter constitutes the entire agreement between DBTCo and MergerCo, and supersedes all other agreements between DBTCo and MergerCo, in each case with respect to the subject matter hereof. This commitment letter shall not be assignable by MergerCo without the prior written consent of DBTCo and may not be amended or any provision hereof waived or modified except by an instrument in writing signed by MergerCo and DBTCo. MergerCo's representations, warranties, covenants and obligations under this commitment letter, other than the provisions hereof relating to MergerCo's ongoing assistance in connection with the syndication of the Revolving Credit Facility and the provisions set forth in the immediately preceding paragraph, shall automatically terminate and be superseded by the provisions of the Credit Documents upon the initial funding thereunder, whereupon MergerCo shall automatically be released from all liabilities and obligations hereunder.

DBTCo's commitment to provide the Revolving Credit Facility on the terms and conditions set forth in this commitment letter and the Term Sheet is specifically contingent upon the execution and delivery (by facsimile) back to DBTCo of this commitment letter and the accompanying letter agreements (collectively, the "fee letter"), in each case by 5:00 p.m. Chicago time on October 4, 2002.

This commitment letter may be executed in counterparts which, when taken together, shall constitute an original. Any such counterpart which may be delivered by facsimile transmission shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this commitment letter. Pursuant to New York General Obligations Law Section 5-1401, this commitment letter shall be governed by and construed in accordance with the internal laws and decisions of the State of New York.

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Please indicate your acceptance of and agreement to the foregoing by signing and returning the enclosed copy of this letter (together with the accompanying fee letter pertaining hereto) to Deutsche Bank Trust Company Americas, 233 South Wacker Drive, 84/th/ Floor, Chicago, Illinois 60606, Attention: Frank Fazio.

Sincerely,

DEUTSCHE BANK TRUST COMPANY
AMERICAS

By:    /s/ Albert Fischetti
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Name:  Albert Fischetti
Title: Director

READ AND AGREED TO this
30th day of September, 2002

BCO ACQUISITION, INC.

By:    /s/ James J. Connors II
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Name:  James J. Connors II
Title: Vice President